Exhibit 99.1

Press Release

San Jose, California September 17, 2003. IMP, Inc. (NasdaqSC: IMPX) today announced that on September 12, 2003 it received notice from the NASDAQ Stock Market Staff indicating that IMP, Inc.'s securities would be delisted from the Nasdaq Stock Market effective with the open of business on Tuesday, September 16, 2003. The decision to delist IMP, Inc.'s securities follows an August 21, 2003 hearing before the Nasdaq Listing Qualification Panel, at which IMP, Inc. requested the Nasdaq Stock Market to grant exceptions to certain listing requirements until such time as IMP, Inc. could regain complete compliance with all applicable Nasdaq listing requirements.

The reasons cited by the Nasdaq Stock Market for denying IMP, Inc.'s request for continued listing include the following: IMP, Inc.'s failure to file its Annual Report on Form 10-K for the fiscal year ended March 31, 2002; its failure to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003; its failure to maintain a minimum bid price for its stock of one dollar; its failure to pay certain fees owed to Nasdaq Stock market; and its failure to meet Nasdaq Stock Market independent director and audit committee requirements.

At this time, IMP, Inc.'s stock is not eligible to trade on the Over-the-Counter Bulletin Board (OTCBB) because IMP, Inc. is not at this time, current in its reporting obligations under the Securities Exchange Act of 1934 which is a requirement in order to be quoted on the OTCBB.

This communication contains forward-looking statements that have been made pursuant to and in reliance on the provisions of the Private Securities Litigation Reform Act of 1995.

Statements regarding IMP, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including, but not limited to demand for IMP, Inc.'s products, foundry utilization, the ability of IMP, Inc. to develop new products, demand by end-users for the products produced by IMP, Inc.'s customers, and the other risks detailed from time to time in IMP, Inc.'s reports filed with the Securities and Exchange Commission. Words such as "anticipates," "expects," "intends," "plan," "believe," "seeks," "estimates," and variations of such words and similar expressions relating to the future operations are intended to identify forward-looking statements.

All forward-looking statements are based on IMP, Inc.'s current expectations, estimates, projections, beliefs and plans or objectives about its business and its industry. These statements are not guarantees of future performance and are subject to risk and uncertainty. Actual results may differ materially from those predicted or implied in any such forward-looking statement.

IMP, Inc. undertakes no obligation to update any forward-looking statement, whether as a result of new information relating to existing conditions, future events or otherwise. However, readers should carefully review future reports and documents that IMP, Inc. files from time to time with the Securities and Exchange Commission, such as its quarterly reports on Form 10-Q (particularly "Management's Discussion and Analysis of Financial Condition and Results of Operations") and any current reports on Form 8-K.